Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated July 1, 2025 (which includes an explanatory paragraph relating to M3-Brigade Acquisition VI Corp.’s ability to continue as a going concern), relating to the financial statements of M3-Brigade Acquisition VI Corp., as of June 10, 2025 and for the period from June 5, 2025 (inception) through June 10, 2025, which is contained in the Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 4, 2025